Exhibit 4.8
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                        INTEGRATED SILICON SYSTEMS, INC.

                           INCENTIVE STOCK OPTION PLAN

         1. Grant of Options. The proper officers of Integrated Silicon Systems, Inc. (the "Corporation"), a North Carolina corporation, are hereby authorized by majority vote of the Board of Directors of the Corporation to issue stock options from time to time on the Corporation's behalf to any one or more persons who at the date of such grant are full-time salaried employees of the Corporation determined by the Board of Directors to be "key employees," that is, employees important to the success of the Corporation. Any option granted under this Plan shall be granted within ten years from the data hereof.

         2. Amount of Stock. The aggregate amount of stock which may be purchased pursuant to options granted under this Plan shall be 81,377 shares of the Corporation's common stock.

         3. Limitation. The amount of aggregate fair market value of the stock (determined at the time of the grant of the option) for which any employee may be granted options hereunder in any calendar year shall not exceed the sum of
(i) $100,000 plus (ii) a carry-over amount for any year after 1980, but prior to the calendar year under consideration, which is determined as one half of the amount by which $100,000 exceeds the value (at the time of the grant) of the stock for which options were granted in any such prior year, but carried over for not more than three years. For this purpose, options granted in any year shall be deemed to first use up the $100,000 current year limitation, and then the carry-over amount from the earliest available year.

         4. Exercise. Any option granted pursuant to this Plan shall contain provisions, established by the Corporation's Beard of Directors, setting forth the manner of exercise of such option. In no event, however, shall any option granted to a person then owning more than 10% (including stock which must be attributed to him) of the voting power of all classes of the Corporation's stock be exercisable by its terms after the expiration of five years from the date of the grant thereof, nor shall any other option granted hereunder be exercisable by its terms after the expiration of ten years from the date of the grant thereof.

         5. Nontransferability. The terms of any option granted under this Plan shall include a provision making such option nontransferable by the optionee, except upon death, and exercisable during the optionee's lifetime only by the optionee.

         6. Purchase Price. The purchase price for a share of the stock subject to any option granted hereunder shall be not less than the fair market value of the stock on the date of the grant of the option, said fair market value is to be determined in good faith at the time of the grant of such option by decision of the Corporation's Board of Directors and said fair market value is to be determined without regard to any restriction, other than a restriction which, by its terms will, never lapse; provided, however, that in the case of an option granted to any person then owning more than 10% (including stock which must be attributed to him) of the voting power of all classes of the Corporation' s stock, the purchase price per share of the stock subject to the option shall be not less than 110% of the fair market value of the stock on the date of the grant of the option, determined in good faith as aforesaid.

         7. Stockholder Approval; Effective Date. At a meeting of the stockholders of the Corporation within the period of 12 months following the effective date of the adoption of this Plan by the Corporation's Board of Directors, this Plan will be presented for consideration and approval by the stockholders. The effective date of this Plan is November 17, 1986.

         8. Stock Reserve. The Corporation shall at all times during the term of this Plan reserve and keep available such number of shares of its common stock as will be sufficient to satisfy the requirements of this Plan, and shall pay all fees and expenses necessarily incurred by the Corporation in connection with the exercise of options granted hereunder.


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         9. Other Terms. Any option granted hereunder shall contain such other and additional terms, not inconsistent with the terms of this Plan, which are deemed necessary or desirable by the Board of Directors, or by legal counsel to the Corporation, and such other terms shall include those which, together with the terms of this Plan, shall constitute such option as an "Incentive Stock Option" within the meaning of Section 422A of the Internal Revenue Code.

                                           INTEGRATED SILICON SYSTEMS, INC.



                                           -------------------------------------
                                           James P. Poitras


                                           -------------------------------------
                                           Achilles A. Dosio